Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International to Move Listing to the New York Stock Exchange;

New Ticker Symbol to be “HIL”

Marlton, NJ – February 11, 2008 – Hill International (Nasdaq:HINT), the global leader in managing construction risk, announced today that it has received approval to list its common stock on the New York Stock Exchange (NYSE). Hill anticipates that shares of its common stock will begin trading on the NYSE on February 22, 2008, under the ticker symbol “HIL”. Until that time, Hill will continue to trade on the Nasdaq Global Market under the symbol “HINT”.

In addition, Irvin E. Richter, Hill’s Chairman and Chief Executive Officer, and David L. Richter, Hill’s President and Chief Operating Officer, are scheduled to ring the NYSE Opening Bell that same morning, Friday, February 22, 2008, at 9:30 am ET.

“Moving to the New York Stock Exchange is a major milestone for our company,” said Irv Richter. “We expect that trading on the NYSE will elevate our company’s standing within our industry and the business community in general, as well as our visibility among the investment community,” Richter added.

“We look forward to Hill International joining our family of listed companies,” said Duncan L. Niederauer, Chief Executive Officer of NYSE Euronext. “By choosing to list on the New York Stock Exchange, the world’s largest and most liquid equities market, Hill and the company’s shareholders will benefit from our superior market quality as well as our global reach and brand leadership,” added Niederauer.

Hill International, with 1,600 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release may include certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.